NEWS RELEASE

FOR IMMEDIATE RELEASE

April 4, 2012

BRUBAKER RETIRES FROM CAPITOL FEDERAL;
RICKETTS NAMED SUCCESSOR

John B. Dicus, Chairman of Capitol Federal Savings Bank, Topeka, announces the forthcoming retirement of executive vice president Larry Brubaker, effective September 30, 2012. “It is with both joy and regret,” states Dicus, “that I announce Larry Brubaker will retire from Capitol Federal later this year. Larry nears completion of 41 years with the Bank, serving the past 22 years as executive vice president.”

Brubaker joined Capitol Federal in 1971 as a loan officer at the Bank’s 95th and Nall office in Overland Park, Kansas. In 1973, he opened the Olathe office at Santa Fe and Birch as vice president-branch manager. In 1982, he was promoted to first vice president-eastern region branch coordinator, and in 1987, he was promoted to senior vice president. When his mentor, Ray Culbertson, retired in 1990, Brubaker was selected to lead Capitol Federal’s Johnson County and Lawrence offices as executive vice president-eastern region manager. In 1997, he and his family relocated to Topeka where he accepted the lead position of the Bank’s corporate services division, which includes Marketing, Information Technology, Human Resources, Facilities, Capitol Agency and Appraisals.

Brubaker also represented Capitol Federal in the community, serving on several boards and committees for organizations. Among them are Midland Care Hospice, TPAC, Stormont-Vail Foundation, Olathe Health Services, Olathe Medical Center, Rotary Club, Downtown Topeka, Inc., Chambers of Commerce and the United Way. He truly lives Capitol Federal’s belief in “Commitment to Community”, sharing his knowledge as he mentors with future leaders.

“The Capitol Federal board of directors and employees congratulate Larry on his retirement,” continued Dicus, “and we extend our sincere appreciation for his 41 years of service to the Bank and its customers. Well respected by his peers and co-workers, his leadership qualities, shared throughout many areas and aspects of the Bank, proved invaluable to Capitol Federal, its employees and customers. Larry’s experience and excellent knowledge of the banking industry have been vital to the strength and growth of Capitol Federal.”

With Brubaker’s retirement comes opportunities for others who have been preparing themselves to assume new management responsibilities. Chairman Dicus announces the promotion of first vice president Carl Ricketts to fill the Corporate Services Division position left by Brubaker. Ricketts came to the Bank in 2007 with 25 years’ experience in the electric and gas utility industry; the last 12 years in executive management. In 1980 and 1981, respectively, he earned a Bachelor’s degree in Accounting and Master’s degree in Business Administration from Emporia State University.

Chairman Dicus remarked, “Since joining the Bank, Ricketts has served as Chief Strategic Planning Officer while working for executive vice presidents Larry Brubaker and Kent Townsend. Revealing his leadership qualities, he has worked closely with ALCO members and led the way on several major projects for the Bank, including overseeing the operations of the Stock Information Center during the recent Second-Step Conversion. Having watched him in action, we know the transfer of the Corporate Services Division from Larry into the hands of Carl will be seamless, continuing the Division’s tradition of strength and support for the Bank.”

Like Brubaker, Ricketts continues Capitol Federal’s corporate principle of “Commitment to the Community”. He serves on the boards of Midland Care Hospice, Emporia State University Foundation, Emporia State University Business School, and Boys and Girls Club of Lawrence.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank which operates 45 branch offices in Kansas and Missouri.  News and other information about the Company can be found on the Bank’s website, www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports.  Actual results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com